Form N-SAR
Attachment for Item #77.C
Matters Submitted to a Vote of Security Holders

ECLIPSE FUNDS
811-04847
For Period Ended 4/30/09

MainStay Small Company Value Fund
f/k/a MainStay Small Cap Opportunity Fund

(a) The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting (“Special Meeting”) of shareholders of the MainStay Small Cap Opportunity Fund, a series of Eclipse Funds, was held at the offices of New York Life Investment Management, Inc. (“NYL Investments”), 169 Lackawanna Avenue, Parsippany, New Jersey 07054 on Friday, January 30, 2009 at 11:00 a.m., pursuant to due notice.

(b)	If the meeting involved the election of trustees, state the name of each trustee elected at the meeting and the names of all other trustees now in office;

N/A.

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

1.	To approve a Subadvisory Agreement between NYLIM and
MacKay Shields LLC (“MacKay Shields”) to appoint MacKay Shields as the subadvisor to the Fund.

The above proposal was discussed in detail in the proxy statement.  No other business came before the special meeting.

With respect to the Fund, the proposal was passed by the shareholders, as confirmed by the Inspector of Elections.

The following is a summary of how the votes on the Proposal presented before the special meeting held on January 30, 2009, were cast.  There were no votes cast in person at the meeting.

Class A	Shares Voted	% of Voted	% of Total
For	1,626,172.55	58.66%	24.96%
Against	65,814.33	2.38%	1.01%
Abstain	120,611.97	4.37%	1.85%
Uninstructed	950,329.00	34.39%	14.59%
Total	2,762,927.85	100.00%	42.41%

Class B	Shares Voted	% of Voted	% of Total
For	306,713.14	78.36%	22.33%
Against	18,671.11	4.77%	1.36%
Abstain	16,182.57	4.13%	1.18%
Uninstructed	49,842.00	12.74%	3.63%
Total	391,408.82	100.00%	28.50%

Class C	Shares Voted	% of Voted	% of Total
For	379,173.58%	55.67%	24.03%
Against	18,469.53	2.71%	1.17%
Abstain	29,182.68	4.28%	1.85%
Uninstructed	254,293.00	37.32$	16.12%
Total	681,118.79	100.00%	43.17%

Class I	Shares Voted	% of Voted	% of Total
For	7,063,394	92.11%	62.10%
Against	71,088.41	0.93%	0.62%
Abstain	523,742.80	6.83%	4.60%
Uninstructed	9,951.00	0.13%	0.09%
Total	7,668,176.89	100.00%	67.41%

Investor Class	Shares Voted	% of Voted	% of Total
For	241,075.93	93.40%	21.23%
Against	3,783.05	1.47%	0.33%
Abstain	13,251.26	5.13%	1.16%
Uninstructed	0	0	0
Total	358,110.24	100.00%	22.72%

Total Votes	Shares Voted	% of Voted	% of Total
For	9,793,190.50	81.99%	44.56%
Against	181,004.05	1.52%	0.82%
Abstain	705,756.5	5.91%	3.21%
Uninstructed	1,264,415.00	10.58%	5.75%
Total	11,944,365.15	100.00%	54.34%

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